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EXHIBIT 11a. - Computation of Per Share Earnings (unaudited)

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                                     THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                    -----------------------------  ---------------------------
                                         1995           1994           1995           1994
                                    --------------  -------------  -------------  ------------

Weighted average common shares
 outstanding                           13,078,000     11,572,000     12,340,000    11,567,000
Incremental shares assumed to be
 issued                                 2,924,000              0      3,397,000             0
                                      -----------    -----------    -----------   -----------
Total shares outstanding for
 calculation                           16,002,000     11,572,000     15,737,000    11,567,000
                                      ===========    ===========    ===========   ===========
Net income (loss) as reported         $   914,000    $   750,000    $ 1,233,000   $  (428,000)
Deduct dividends on Cumulative
 Convertible Preferred Stock              (16,000)       (16,000)       (31,000)      (31,000)
                                      -----------    -----------    -----------   -----------
Net income (loss) available to
 common shareholders                  $   898,000    $   734,000    $ 1,202,000   $  (459,000)
                                      ===========    ===========    ===========   ===========
Net income (loss) per share           $      0.06    $      0.06    $      0.08   $     (0.04)
                                      ===========    ===========    ===========   ===========
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